Exhibit 10.6

SQUARESPACE, INC.

2021 EQUITY INCENTIVE PLAN
STOCK OPTION GRANT NOTICE

Squarespace, Inc. (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below (the “Option”). This Option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice, the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Stock Option Grant Notice and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares of Common Stock Subject to Option:
Exercise Price (per share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐	Incentive Stock Option	☐	Nonstatutory Stock Option
Vesting Schedule:
Payment of Exercise Price:		By one or a combination of the following items (described in the Option Agreement):
	☐	By cash, check, bank draft or money order payable to the Company
	☐	Pursuant to a Regulation T Program if the shares are publicly traded
	☐	By delivery of already-owned shares if the shares are publicly traded
	☐	If and only to the extent this Option is a Nonstatutory Stock Option[, and subject to the Company’s consent at the time of exercise], by a “net exercise” arrangement

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this Option and supersede all prior oral and written agreements, promises and/or representations on the terms of this Option, with the exception, if applicable, of (i) the written employment agreement, offer letter or other written agreement entered into between the Company and Optionholder specifying the terms that should govern this specific Option and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

By accepting this Option, Optionholder acknowledges having received and read the Stock Option Grant Notice, the Option Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents. Optionholder consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system maintained by the Company or a third-party designated by the Company.

SQUARESPACE, INC.		OPTIONHOLDER:

By:
	Signature		Signature

Name:		Name:

Title:		Date:

Date:

ATTACHMENTS: Option Agreement, Notice of Exercise and 2021 Equity Incentive Plan

2

ATTACHMENT I

SQUARESPACE, INC.

2021 EQUITY INCENTIVE PLAN
OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Squarespace, Inc. (the “Company”) has granted you an Option under its 2021 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The Option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your Option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.          VESTING. Subject to the provisions contained herein, your Option will vest as provided in your Grant Notice. Unless otherwise provided by any written employment or severance arrangement or other written agreement entered into between you and the Company, vesting will cease upon the termination of your Continuous Service.

2.          NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your Option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3.         METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)           Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise,” “same day sale,” or “sell to cover” and is a commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with the exercise of your Option to satisfy the exercise price and the withholding obligation and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the exercise price and the withholding obligation directly to the Company and/or its Affiliates.

(b)           Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your Option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise your Option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c)           If this Option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be outstanding under your Option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations as set forth in Section 12 below.

4.           WHOLE SHARES. You may exercise your Option only for whole shares of Common Stock.

5.           SECURITIES LAW COMPLIANCE. You may not exercise your Option unless the shares of Common Stock issuable upon exercise are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Option also must comply with all other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

6.          TERM. You may not exercise your Option before the Date of Grant or after the expiration of the Option’s term. The term of your Option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)           immediately upon the termination of your Continuous Service for Cause;

(b)           three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 6(d) below); provided, however, that if during any part of such three (3) month period your Option is not exercisable solely because of the condition set forth in the section above regarding “Securities Law Compliance,” your Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided, further, if during any part of such three (3) month period, the sale of any Common Stock received upon exercise of your Option would violate the Company’s insider trading policy, then your Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your Option would not be in violation of the Company’s insider trading policy;

(c)         twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 6(d) below);

(d)         twelve (12) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e)           the Expiration Date indicated in your Grant Notice; or

(f)            the day before the tenth (10th) anniversary of the Date of Grant.

7.            EXERCISE.

(a)           You may exercise the vested portion of your Option (and the unvested portion of your Option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise as the Company may then require.

(b)           By exercising your Option you agree that, as a condition to any exercise of your Option and in accordance with Section 12 below, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your Option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c)           If your Option is an Incentive Stock Option, by exercising your Option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your Option.

8.           TRANSFER RESTRICTIONS. Except as otherwise permitted by the Board, your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

9.          RESTRICTIVE LEGENDS. The shares of Common Stock issued in respect of your Option shall be endorsed with appropriate legends as determined by the Company.

10.        EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Option Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Option.

11.         OPTION NOT A SERVICE CONTRACT. This Option Agreement is not an employment or service contract, and nothing in your Option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your Option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

12.         WITHHOLDING OBLIGATIONS.

(a)           At the time you exercise your Option, in whole or in part, and at any time thereafter as requested by the Company, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to this Option by any of the following means or by a combination of such means: (i) causing you to tender a cash payment; (ii) withholding cash from an Option settled in cash; (iii) withholding payment from any amounts otherwise payable to you; and/or (iv) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a FINRA Dealer, pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with the exercise of your Option to satisfy the withholding obligation and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligation directly to the Company and/or its Affiliates.

(b)           If this Option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your Option; provided, that the number of whole shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares of Common Stock which have a Fair Market Value on the date of withholding in such amount that will not cause adverse accounting consequences for the Company and its Affiliates and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another governmental entity.

(c)           You may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

13.         TAX CONSEQUENCES. The Company has no duty or obligation to minimize the tax consequences to you of this Option and shall not be liable to you for any adverse tax consequences to you arising in connection with this Option. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Option and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Option Agreement. In particular, you acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the Fair Market Value per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option.

14.         VOTING RIGHTS. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

15.       NOTICE. All notices, requests, demands, claims and other communications with respect to this Option shall be in writing (including electronically) and shall be deemed given if delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery or email transmission, to the following address (or to such other addresses which the Company shall designate in writing to you from time to time):

Squarespace, Inc.

225 Varick Street, 12th Floor

New York, NY 10014

Attention: Legal Department

Email: legal@squarespace.com

16.         HEADINGS. The headings of the Sections in this Option Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Option Agreement or to affect the meaning of this Option Agreement.

17.         MISCELLANEOUS.

(a)           The rights and obligations of the Company under your Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)           You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Option.

(c)           You acknowledge and agree that you have reviewed your Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Option, and fully understand all provisions of your Option.

(d)           All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(e)           This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.         GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan will control. In addition, your Option (and any compensation paid or shares issued under your Option) is subject to recoupment in accordance with The Dodd—Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

19.         EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Option subject to this Option Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

20.         SEVERABILITY. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

21.         OTHER DOCUMENTS. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

22.         AMENDMENT. This Option Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Option Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Option Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Option Agreement in any way it may deem necessary or advisable to carry out the purpose of the Option as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Option which is then subject to restrictions as provided herein.

*            *             *

This Option Agreement will be deemed to be signed by you upon the signing by you of the Stock Option Grant Notice to which it is attached.

ATTACHMENT II

NOTICE OF EXERCISE

SQUARESPACE, INC. 225 Varick Street, 12th Floor New York, NY 10014	Date of Exercise:

This constitutes notice to Squarespace, Inc. (the “Company”) under my stock Option that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) for the price set forth below.

Type of Option (check one):	Incentive ☐	Nonstatutory ☐
Stock Option dated:
Number of Shares as to which Option is exercised:
Certificates to be issued in name of:
Total exercise price:	$	$
Cash payment delivered herewith:	$	$
[Value of Shares delivered herewith(1):	$	$	]
[Value of Shares pursuant to net exercise(2):	$	$	]
[Regulation T Program (cashless exercise(3)):	$	$	]

(1)	Shares must meet the public trading requirements set forth in the Option. Shares must be valued in accordance with the terms of the Option being exercised, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from the certificate.

(2)	The Option must be a Nonstatutory Stock Option, and the Company must have established net exercise procedures at the time of exercise, in order to utilize this payment method.

(3)	Shares must meet the public trading requirements set forth in the Option.

By this exercise, I agree (i) to provide such additional documents as the Company may require pursuant to the terms of the Squarespace, Inc. 2021 Equity Incentive Plan, (ii) to provide for the payment by me to the Company (in the manner designated by the Company) of the Company’s withholding obligation, if any, relating to the exercise of this Option, and (iii) if this exercise relates to an Incentive Stock Option, to notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of this Option that occurs within two (2) years after the date of grant of this Option or within one (1) year after such Shares are issued upon exercise of this Option.

Very truly yours,